Exhibit 4.20

Banc of America Leasing & Capital, LLC

                      Note and Security Agreement
                      (Variable Rate, LIBOR)

This Note and Security Agreement ("Agreement") made as of the date set forth below sets forth the terms and conditions governing the repayment of a loan made by Banc of America Leasing & Capital, LLC ("Secured Party") to the party identified below as "Debtor" for the purpose of financing the personal property identified below as the "Equipment", and the granting by Debtor to Secured Party of a security interest in the Equipment and certain related property to secure the repayment of all Debtor's obligations to Secured Party.

Date: December 21, 2001 Agreement Number: 03129-00701
Secured Party:	Banc of America Leasing & Capital, LLC 2059 Northlake Parkway, 4 South Tucker, Georgia 30084-4007
Debtor:	Water Pik, Inc. 23 Corporate Plaza, Suite 246 Newport Beach, California 92660
Equipment:
Plastic molding injection and related equipment, machine tools, welding, test, furniture, assembly lines and material handling equipment more fully described in Exhibit "A" attached hereto and made a part hereof.
Equipment Location:	609 14th Street, SW, Loveland, Colorado 80537 and 1730 East Prospect Road, Fort Collins, Colorado 80553.

        Principal Amount of Loan:    Six Million & Eight Hundred & Thirty-five thousand & Five Hundred and No/100 $6,835,500.00

        Number of Principal Repayment Installments (including Final Repayment Installment):    Twenty (20) Quarterly Payments

        Amount of Each Principal Repayment Installment Prior to Final Repayment Installment:    $341,775.00

        Amount of Final Principal Repayment Installment:    $341,775.00

        Due Date of First Principal Repayment Installment:    On the 90th day following the date Secured Party funds this loan.

        Due Date of Final Principal Repayment Installment:    On the fifth (5th) anniversary of the date Secured Party funds this loan.

        Variable Interest Rate.    For any year or portion thereof, a per annum rate of interest equal to (i) Two and 25/100 percent (2.25%) plus the LIBOR rate, or (ii) if less, the highest rate of interest permitted by applicable law. The LIBOR rate (London Inter-bank Offered Rate) is the average per annum rate of interest at which US dollar deposits in the amount of the loan would be offered for a ninety (90) day period by major banks in the London US dollar inter-bank market, as shown on

Telerate page 3750 as of 11 AM London time on the day which is two London banking days preceding the reset date (as defined below), payable on the first day of each January, April, July and October in arrears. The first of such payments shall be due on April 1, 2002, with the final payment of all remaining unpaid principal and accrued interest due on January 1, 2007 ("Maturity Date").

        A "Banking Day" shall be defined as a day other than Saturday or Sunday on which a Bank is open for business in New York and London and dealing in offshore dollars. Should such due date fall on a day other than a Banking Day, such as Saturday, Sunday or Holiday, payment shall be due on the next succeeding Banking Day. The LIBOR rate shall be adjusted quarterly on the first day of each January, April, July and October ("reset date"), or, if such date is not a Banking Day, the next succeeding Banking Day.

        Loan; Terms of Repayment.    In consideration of the making of a loan by Secured Party to Debtor for the purpose of financing the Equipment specified above (the "Loan"), Debtor promises and agrees to pay to the order of Secured Party, at Secured Party's address stated above or at such other places as Secured Party may from time to time designate in writing, the principal amount of the Loan, together with interest calculated as hereinafter provided. Subject to Debtor's right to prepay such principal amount in whole or in part as hereinafter provided, Debtor shall pay such principal amount in consecutive quarterly installments of principal, each in the amount set forth above under the heading "Amount of Each Principal Repayment Installment Prior to Final Repayment Installment," due and payable on the "Due Date of First Principal Repayment Installment" set forth above and on a like date of each quarter thereafter until the Loan is fully repaid; provided, however, that the last such installment shall be in the amount set forth above under the heading "Amount of Final Principal Repayment Installment" or (if greater) the amount of the then outstanding principal balance of the Loan.

        Interest.    Interest shall be calculated on the actual number of days on the basis of a year of three hundred sixty (360) days and shall, during each quarter or portion thereof from and after the date on which funds are disbursed by Secured Party, accrue on unmatured principal balances outstanding during such period at the "Variable Interest Rate" specified above for the week in which the first day of the quarter prior to such quarter occurs. All interest accrued through the due date of a principal installment shall be due and payable simultaneously with such installment.

        Prepayments.    After two (2) year from the date Secured Party funds this Loan, the outstanding principal balance of the Loan may be prepaid in whole or in part at any time, together with all interest and late charges accrued through the date of prepayment and a prepayment charge calculated as follows: one-half percent (.5%) of the amount prepaid if prepaid in year 3, one-quarter percent (.25%)of the amount prepaid if prepaid in year 4, and no prepayment charge if prepaid in year 5. Partial prepayments shall be applied against principal installments in their inverse order of maturity. Except as provided herein, the Loan may not be prepaid.

        Late Charges.    To the extent permitted by applicable law, Debtor shall pay on demand, as a late charge, an amount equal to two percent (2%) of each installment or part thereof that is not paid within ten (10) days after notice, but nothing in this paragraph alters the definitions of events of default hereunder. Debtor shall pay the late charge, to the extent permitted by applicable law, regardless of whether or not Debtor's failure to pay such installment when due is or becomes a default hereunder and regardless of whether or not Secured Party proceeds under the "Remedies" provisions hereof or takes any other action, and demand for and collection of the late charge shall not be deemed a waiver of default or of any other remedies or rights.

        Security Interest.    Debtor hereby grants to Secured Party a security interest in and security title to the personal property described above as the "Equipment", together with all parts, additions, accessions, accessories, replacements and substitutions to or for such Equipment (other than equipment replacing or substituted for Equipment permitted to be disposed of under the section captioned "Sale or Replacement of Collateral" below), and all proceeds therefrom (including any proceeds of insurance against fire or other casualty whether or not the insurance policy contains an endorsement in favor of Secured Party), all of which is hereinafter called the "Collateral". This security interest is given to secure payment to Secured Party of all present and future obligations of Debtor to Secured Party, including without limitation the obligation of Debtor to repay the Loan and all other liabilities arising under or in connection with this Agreement; all future advances, if any, made by Secured Party to Debtor, whether or not made pursuant to any commitment of Secured Party (and nothing in this Agreement shall be construed to create or imply the existence of any such commitment); and all other liabilities of Debtor to Secured Party now existing or hereafter incurred, matured or unmatured, direct or contingent, whether or not evidenced by a promissory note, and whether owing originally to Secured Party or acquired by Secured Party from any other party, and any renewals and extension thereof and substitutions therefor, and any swap, forward or option obligations. (All of the above obligations, including but not limited to obligations in respect of the Loan, are hereinafter called the "Indebtedness.")

Debtor Warrants and Represents that:

        Good Standing.    Debtor is organized and existing in good standing under the laws of the jurisdiction of its formation, has the power to own its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the character of the property owned by it therein or the transaction of its business makes such qualification necessary.

        Authority.    Debtor has full power and authority to enter into this Agreement, to make the borrowing hereunder, and to incur the obligations provided for herein, all of which have been duly authorized by all proper and necessary action. No consent or approval of stockholders, partners, members or co-owners or of any public authority is required as a condition to the validity of this Agreement.

        Binding Agreement.    This Agreement constitutes the valid and legally binding obligation of Debtor enforceable in accordance with its terms.

        Litigation.    There are no proceedings pending or threatened before any court or administrative agency that might materially adversely affect the financial condition or operation of Debtor.

        No Conflicting Agreements.    There is no charter, by-law, preference stock or partnership agreement provision of Debtor and no provision of any other organizational documents or existing mortgage, indenture, contract or agreement binding on Debtor or affecting its property which would conflict with or in any way prevent the execution, delivery or performance of the terms of this Agreement.

        Ownership Free of Encumbrances.    Subject to removal of liens by other lenders which shall be removed prior to any funding, and except for the security interest granted hereby, Debtor now owns, or will use the proceeds hereof to become the owner of, the Collateral free from any prior lien, security interest or encumbrance. No financing statement covering the Collateral or any proceeds thereof is on file in any public office, except for financing statements showing Secured Party as the sole secured party thereunder. Debtor has a good right to grant a security interest in the Collateral to Secured Party.

        Fixtures.    None of the Collateral is now a part of or affixed to any real property.

        Merger/Name Change.    Within the two (2) years preceding the date hereof, Debtor has not changed its name or been party to any merger or other corporate reorganization.

Debtor Covenants and Agrees that until all the Indebtedness is fully satisfied:

        Insurance.    Debtor shall maintain continuously, and pay when due all premiums for, fire and casualty insurance with extended coverage on the Collateral, insuring the same against loss by fire, explosion, theft and such other casualties as are usually insured against by companies engaged in the same or similar businesses with a responsible company or companies satisfactory to Secured Party, in an amount not less than the unpaid balance of the Loan. Each of such insurance policies shall have attached thereto a standard loss payable endorsement, without contribution, in favor of Secured Party as its interest may appear; shall provide that it may not be canceled without thirty (30) days' prior written notice to Secured Party; shall provide that, in respect of Secured Party's interest in such policy, the insurance shall not be invalidated by any action or inaction of Debtor or any other person (other than Secured Party); shall insure Secured Party's interest in the Collateral as it may appear, regardless of any breach or violation of any warranty, declaration or condition contained in such policy by Debtor or any other person (other than Secured Party); and shall otherwise be in form and substance acceptable to Secured Party. Debtor shall deliver forthwith to Secured Party, certificates of insurance evidencing, among other things, the loss payable endorsement in respect of property damage insurance. In addition, Debtor shall maintain, and pay when due all premiums for, liability and other insurance in such amounts and against such risks as is customarily carried by persons in similar businesses owning similar property. Debtor irrevocably appoints Secured Party as Debtor's attorney-in-fact, with full power of substitution, during the existence of any default under this Agreement, to execute loss claims and other applications for payment of benefits under any insurance policy in the name of Debtor or Secured Party, affecting the Collateral, to receive all monies and to endorse drafts, checks and other instruments for the payment of any proceeds of any insurance. This appointment shall be deemed a power coupled with an interest and shall not be terminable by Debtor so long as Debtor remains indebted to Secured Party.

        Maintenance and Clear Title.    Debtor shall keep the Collateral in good condition and free from liens and security interests, shall not sign or suffer to be filed any financing statements relating to the Collateral except those showing Secured Party as sole secured party, shall not sell or lease or offer to sell or lease or otherwise encumber or dispose of any of the Collateral (except as otherwise allowed herein), shall defend the Collateral against all claims and demands of all persons at any time claiming any interest or right therein, and shall not use the Collateral illegally. Secured Party may examine and inspect the Collateral at any time, wherever located.

        Change of Name, Residence or Place of Business.    Debtor shall not change its name, residence or place of business or do business under any assumed or fictitious name without giving Secured Party at least thirty (30) days prior written notice.

        Use of Collateral.    Debtor shall use the Collateral exclusively for business operations.

        Inspection: Non-Interference.    (a) Secured Party, its agents and employees shall have the right to enter any property where any Collateral is located and inspect any Collateral together with its related books and records, at any reasonable time and upon reasonable prior notice. Such right shall not impose any obligation on Secured Party.

        Fixtures.    Debtor shall not permit any of the Collateral to become a part of or affixed to any real property.

        Location of Collateral.    Except for items of Collateral that constitute mobile goods and that are in fact in use by Debtor in the ordinary course of business at other locations, all the Collateral shall, from and after the moment that Debtor acquires possession or control of it, be kept at the "Equipment Location" set forth above, and all records relating to the Collateral shall likewise be kept only at such location or locations. If at any time the Collateral, or any part thereof, is removed to a new location, Debtor: (a) shall provide written notice thereof to Secured Party within thirty (30) days from the date of such relocation; and (b) either (i) the premises in which such Collateral will be installed will be owned by Debtor free of any liens or encumbrances, or (ii) if not owned by Debtor free of liens or encumbrances, the owner of such premises and/or the holder of any such liens or encumbrances on such premises shall have consented and acknowledge the superiority of Secured Party's interest in such Collateral.

        Indemnification.    Debtor shall indemnify Secured Party against all claims arising out of or connected with the ownership or use of the Collateral.

        Taxes.    Debtor shall pay promptly when due all taxes, charges and assessments that are or may become a lien on the Collateral or any part thereof, except to the extent that the same are contested in good faith and by appropriate proceedings.

Financial Statements.

        (a)  During the term of this Agreement, Debtor shall (i) maintain books and records in accordance with generally accepted accounting principles ("GAAP") and prudent business practice, (ii) promptly and in no event later than 120 days after each fiscal year end furnish Secured Party annual CPA audited financial statements of Debtor and of any Guarantor, prepared in accordance with GAAP consistently applied, together with an unqualified opinion of an independent auditor, and (iii) at Secured Party's request, furnish Secured Party all other financial quarterly or other interim financial statements of Debtor and of any Guarantor. Debtor shall furnish such other information as Secured Party may reasonably request at any time concerning Debtor, Guarantor and their respective affairs, or any Collateral, provided, however, that all non-public information will be maintained by secured Party in strictest confidentiality. Debtor shall promptly notify Secured Party of any event of default or event or circumstance which, with notice, lapse of time or both, would be an event of default. (b) Debtor represents and warrants that all information furnished and to be furnished by Debtor or any Guarantor to Secured Party is accurate in all material respects when made, and that all financial statements Debtor or any Guarantor has furnished and hereafter may furnish to Secured Party reasonably reflect and will reflect, as of their respective dates, results of the operations and the financial condition of Debtor, such Guarantor or other entity they purport to cover. (c) Credit and other information regarding Debtor, any Guarantor or their affiliates may be shared by Secured Party with its affiliates and agents.

        Reimbursement for Expenses.    At its option, and with no obligation to do so, Secured Party may (i) if an event of default exists, discharge taxes or other encumbrances on the Collateral, or pay for the repair, maintenance and preservation of the Collateral and (ii) ten (10) days after notifying Debtor of Secured Party's intent to do so, arrange and pay for insurance on the Collateral. Debtor agrees to reimburse Secured Party on demand for any payments so made; Debtor also agrees to reimburse and pay to Secured Party on demand all expenses incurred or paid by Secured Party in perfecting the security interest granted hereunder and in collecting the Indebtedness and in protecting or enforcing Secured Party's rights under this Agreement, including but not limited to reasonable attorney's fees and legal expenses. Until Debtor makes such reimbursement, the amount of all such payments and expenses, with interest at the rate then applicable to principal installments of the Loan not paid when due, from the date of payment until reimbursement, shall be added to the Indebtedness and shall be secured by the security interest granted by Debtor under this Agreement. Nothing in this paragraph relieves Debtor of the duty to care for, insure and protect the Collateral and Secured Party's interests therein and to pay tax on or related to the Collateral, or of any other duty.

        Sale or Replacement of Collateral.    Debtor shall not sell or replace any item or part of the Collateral without the prior written consent of Secured Party, provided, however, that Debtor may dispose of up to Fifty Thousand Dollars ($50,000.) per year of Collateral without Secured Party consent.

        Post Default Interest.    Any principal balance not paid when due (whether by acceleration or otherwise) shall accrue interest at the "Default Rate" until such principal balance is paid. "Default Rate" shall be a per annum rate of interest equal to (i) ten percent (10.0%) or (ii), if less, the highest rate of interest permitted by applicable law. Secured Party may, at its option, apply late payments (either in full or partial) in the following manner: first to interest, then to principal, and finally to late charges. To the extent permitted by applicable law, Debtor shall pay interest on delinquent principal installments on demand regardless of whether or not Secured Party proceeds under the "Remedies" provisions hereof or takes any other action, and demand for and collection of interest on such overdue installments at the Default Rate shall not be deemed a waiver of default or of any other remedies or rights.

        Events of Default.    Debtor shall be in default under this Agreement upon the happening of any of the following events or conditions, each of which is an event of default:

        (1)  Debtor fails to pay within ten days of the day when due any installment of the Loan, or in the payment of any other Indebtedness, when and as the same becomes due and payable, whether at the stated maturity thereof or by acceleration or otherwise; (2) Debtor fails to maintain insurance as required for more than ten (10) days in respect of any Collateral, or sells, leases, subleases, assigns, conveys, encumbers or suffers to exist any lien or charge against, any Collateral without Secured Party's prior consent, except as otherwise provided for herein, or any Collateral is subjected to levy, seizure or attachment; (3) Debtor fails to perform and comply with any other covenant or obligation under this Loan or other Indebtedness and, if curable, such failure continues for 30 days after written notice thereof by Secured Party to Debtor, (4) any representation, warranty or other written statement made to Secured Party in connection with this Loan, or any guaranty, by Debtor or any person or entity providing such guaranty ("Guarantor"), including financial statements, proves to have been incorrect in any material respect when made; (5) Debtor (x) without Secured Party's prior written consent, enters into any merger or consolidation with, or sells or transfers all, substantially all or any substantial portion of its assets to, or enters into any partnership or joint venture other than in the ordinary course of business with, any entity, (y) dissolves, liquidates or ceases or suspends the conduct of business, or ceases to maintain its existence, or (z) without Secured Party's prior written consent, enters into or suffers any transaction or series of transactions as a result of which Debtor is directly or indirectly controlled by persons or entities not affiliates of Debtor as of the date of this Agreement; (6) Debtor undertakes any general assignment for the benefit of creditors or commences any voluntary case or proceeding for relief under the Bankruptcy Code, or any other law for the relief of debtors, or takes any action to authorize or implement any of the foregoing; (7) the filing of any petition or application against Debtor under any law for the relief of debtors, including proceedings under the Bankruptcy Code, or for the subjection of property of Debtor to the control of any court, receiver or agency for the benefit of creditors if such petition or application is consented to by Debtor or not dismissed within 60 days from the date of filing; (8) any unwaived payment default or other unwaived event of default occurs under any other bilateral or multi-lateral loan, lease, or credit, or other agreement or instrument to which Debtor and Secured Party or any affiliate of Secured Party are now or hereafter party; (9) any unwaived payment default or other unwaived event of default occurs under any other lease, or credit, or other agreement or instrument or any combination thereof to which Debtor is now or hereafter party and under which there is outstanding (on a present value basis for all future rent, in the case of leases), owing or committed an aggregate amount greater than Five Hundred Thousand Dollars $500,000.00 which materially affects Debtor's ability to repay the Loan; (10) the repudiation of or breach or default under any guaranty relating to any Indebtedness; or (11) the occurrence of any event described in clauses (5), (6), (7), (8) or (9) of this Section with reference to "any Guarantor" in lieu of "Debtor".

        Secured Party agrees that it shall, on the occurring of the first event of default during any 12 month period (but not more frequently than once in any 12-month period) give written notice of such event of default under this Agreement to JPMorgan Chase Bank ("Agent"), at the address below, as Agent for the Lenders under a Restated Credit Agreement dated as of November 29, 1999 among Water Pik, Inc., Laars, Inc., certain guarantors named therein, certain lenders named therein and JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank), as Agent, as amended, modified or supplemented from time to time. For a period of 30 days following sending such notice, Secured Party shall accept cure of any such event of default from Agent, it being understood that if a subsequent event of default occurs during such 12-month period, Secured Party shall have no obligation to either send such notice or accept cure of such event of default.

JP Morgan Chase Bank,
as Agent for Lenders under Restated Credit Agreement 11/29/99
1166 Avenue of the Americas
New York, NY 10036-2708
Attention: Donna DiFiorio

        Remedies.    Upon any occurrence and continuation of an event of default, Secured Party may declare all the Indebtedness immediately due and payable in full (unless such event of default comprises one or more of the events described in paragraphs 7 or 8 above, in which case all the Indebtedness shall become immediately due and payable in full without declaration, notice or other action on the part of Secured Party), and may proceed to enforce payment thereof and exercise any and all of the rights and remedies provided by the Uniform Commercial Code as well as all other rights and remedies of Secured Party hereunder or under other applicable law; provided that if, after expiration of the 30-day period following notice to Agent referenced in the preceding section, if applicable, or if not applicable, at any time after the occurrence of an event of default, Secured Party has commenced exercise of remedies upon the occurrence of or during the continuation of an event of default and the event of default is subsequently cured by either Debtor or Agent, Secured Party may, at its option, continue to exercise remedies including without limitation, acceleration of the Indebtedness. Upon the occurrence of an event of default, Debtor shall, upon demand by Secured Party, assemble the Collateral and make it available to Secured Party at a place designated by Secured Party reasonably convenient to both parties. Secured Party may, at its election, enforce its rights under this Agreement by a suit in equity for specific performance. Debtor grants Secured Party the right to enter upon any premises of Debtor for the purpose of recovering possession of the Collateral or any part thereof after the occurrence of an event of default, or for the preservation or enforcement of Secured Party's other rights hereunder, all without demand or notice to Debtor and without judicial hearing or proceedings, which Debtor hereby expressly waives. The requirements of reasonable notice shall be deemed met if such notice is mailed to an address of Debtor shown at the beginning of this Agreement at least ten (10) days before the time of the sale or disposition, but nothing contained herein shall be construed to mean that other notice or a shorter period of time does not constitute reasonable notice of the sale or other disposition of the Collateral. Debtor shall reimburse Secured Party for all Secured Party's expenses of retaking, holding, preparing for sale, selling or otherwise dealing with or disposing of the Collateral, including reasonable attorney's fees if collection is by or through an attorney at law. Subject to applicable law, Debtor shall pay any Indebtedness remaining unpaid after sale or other disposition of any or all of the Collateral. Any surplus proceeds from the sale or other disposition of the Collateral remaining after full satisfaction of the Indebtedness shall be paid to Debtor or to such other persons as may be entitled thereto under applicable law.

        Cumulative Rights and No Waiver.    Each and every right granted to Secured Party hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of Secured Party to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by Secured Party of any right preclude any other or future exercise thereof or the exercise of any other right.

        Financing Statements.    Debtor shall sign and deliver to Secured Party such financing statements and other documents as Secured Party may deem necessary to perfect, protect and continue its security interest in the Collateral, in form satisfactory to Secured Party. Debtor will reimburse Secured Party for all expenses incurred in the filing of financing statements, continuation statements, termination statements and any other documents relating to the perfection of Secured Party's security interest in the Collateral. A carbon, photographic or other reproduction of this Agreement or of a financing statement relating to the security interest herein granted is sufficient as a financing statement. Debtor authorizes Secured Party to file financing statements as to the Collateral signed only by Secured Party and not by Debtor.

        Severability.    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(The balance of this page is intentionally blank.)

        Assignability.    Debtor acknowledges that the rights of Secured Party may be assigned to any person in whole or in part at the sole discretion of Secured Party, and Debtor agrees that any defense it may have against Secured Party as to events occurring prior to any assignment shall not be asserted, and shall be void, against any assignee of the rights of Secured Party. Debtor shall not assign any of its rights or obligations under this Agreement to any person without the prior written consent of Secured Party, and in the absence of such prior written consent, no such assignment of any right or obligation of Debtor hereunder shall be binding on Secured Party. Subject to the foregoing limitations, the terms and conditions of this Agreement shall be binding on and shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of the parties.

        Material Adverse Change.    There has been no material adverse change in the operations business, properties or condition (financial or otherwise ("Material Adverse Change") of Debtor or any Guarantor since September 30, 2001. There is not pending against Debtor any litigation, proceeding, dispute or claim that may result in a Material Adverse Change as to Debtor or that may call into question or impair Debtor's legal or other ability to enter into and perform its obligations under this Agreement.

        Warranty Disclaimer.    Secured Party is not a manufacturer or seller of the Collateral and makes no warranties whatsoever with respect to the Collateral, including without limitation warranties of title, merchantability or fitness for any particular purpose. Debtor shall not assert any breach of any such warranty as a defense to any of its obligations to Secured Party under this Agreement; however, nothing in this Agreement shall be construed to impair any of Debtor's remedies for breach of warranty against any seller or manufacturer of the Collateral.

        Governing Law; Consent to Venue and Personal Jurisdiction.    This agreement shall be construed and enforced in accordance with and governed by the laws of the State of California as of the date hereof. If the address of Debtor's residence or principal place of business shown herein is not in the State of California, Debtor consents to the exercise of personal jurisdiction over Debtor by any court or record sitting in the State of California in connection with any action arising out of this Agreement, and waives all objections to service of process on Debtor at such address.

        Waiver of Jury Trial.    Secured Party and Debtor each waive trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other on any matter whatsoever arising out of or in any way connected with this Agreement.

        IN WITNESS WHEREOF, the parties have caused their names to be signed and their seals affixed as of the date first above written. By execution hereof, each party intends and agrees to be legally bound by all the provisions of this Agreement.

Banc of America Leasing & Capital, LLC (Secured Party)	Water Pik, Inc. (Debtor)
By:	By:	/s/ VICTOR C. STREUFERT

Printed Name:	Printed Name:	Victor C. Streufert

Title:	Title:	Vice President—Finance